Exhibit 4.2

THE SECURITIES REPRESENTED BY THIS WARRANT CERTIFICATE (INCLUDING THE SECURITIES ISSUABLE UPON EXERCISE OF THE WARRANT) ARE SUBJECT TO THE WARRANT AGREEMENT DATED AS OF JANUARY 25, 2017, BY AND BETWEEN THE COMPANY AND THE HOLDER (THE “WARRANT AGREEMENT”).

Certificate Number ________________	Warrant Exercise Shares 3,150,000

This certifies that JACKSON INVESTMENT GROUP, LLC
is the holder of

WARRANTS TO PURCHASE COMMON STOCK OF
STAFFING 360 SOLUTIONS, INC.

transferable on the books of the Company by the holder hereof in person or by duly authorized attorney upon surrender of the certificate properly endorsed.  The Warrant entitles the holder and its registered assigns (collectively, the “Registered Holder”)  to purchase by exercise from Staffing 360 Solutions, Inc., a Nevada corporation (the “Company”), subject to the terms and conditions hereof, at any time before 5:00 p.m., Eastern time, on January 25, 2022, three million, one hundred fifty thousand (3,150,000) fully paid and non-assessable shares of common stock, par value $0.00001 per share (“Common Stock”) of the Company at the Exercise Price (as defined in the Warrant Agreement).  The Exercise Price and the number and kind of shares purchasable hereunder are subject to adjustment from time to time as provided in Article IV of the Warrant Agreement.  The initial Exercise Price shall be $1.35 per share.

WITNESS the facsimile seal of the Company and the facsimile signatures of its duly authorized officers.

DATED
/s/ Brendan Flood Authorized Officer	January 25, 2017
Attest:
/s/ David Faiman Secretary

REVERSE OF WARRANT

January 25, 2017

The Warrant evidenced by this Warrant certificate is a duly authorized issuance of a Warrant to purchase 3,150,000 shares of Common Stock issued pursuant to the Warrant Agreement, as dated January 25, 2017 between Staffing 360 Solutions, Inc., a Nevada corporation (the “Company”), and Jackson Investment Group, LLC (together with its successors and assigns, the “Holder” and the agreement, the “Warrant Agreement”), a copy of which may be inspected at the office of the Company.  The Warrant Agreement is incorporated by reference in and made a part of this instrument and is hereby referred to for a description of the rights, limitation of rights, obligations, duties and immunities thereunder of the Company and the Registered Holder of the Warrant.  All capitalized terms used in this Warrant certificate but not defined that are defined in the Warrant Agreement shall have the meanings assigned to them therein.

The Company shall not be required to issue fractions of shares of Common Stock or any certificates that evidence fractional shares of Common Stock.  No Warrant may be sold, exchanged or otherwise transferred in violation of the Securities Act or state securities laws.  The Warrant represented by this Warrant certificate does not entitle the Registered Holder to any of the rights of a stockholder of the Company.  The Company may deem and treat the Registered Holder hereof as the absolute owner of this Warrant certificate (notwithstanding any notation of ownership or other writing hereon made by anyone) for the purpose of any exercise hereof and for all other purposes, and the Company shall not be affected by any notice to the contrary.